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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / CHECK BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Sincox        David                           S. I. Diamond Technology, Inc. (SIDT)         Issuer (Check all applicable)
---------------------------------------------  ---------------------------------------------- X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification   4. Statement for      ----              ---
    3006 Longhorn Blvd., Suite 107                Number of Reporting     Month/Year             Officer (give    Other (Specify
---------------------------------------------     Person, if an Entity        5/98           ----        title ---       below)
                 (Street)                         (Voluntary)             ------------------             below)
    Austin,        Texas             78758                              5. If Amendment,
---------------------------------------------                             Date of Original    --------------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                                                                                  61,213              D
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                      (Print or Type Response)

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
 FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------------------------
                                                                               Date    Expira-                  Amount or
                                                  ---------------------------- Exer-   tion       Title         Number of
                                                    Code  V     (A)     (D)    cisable Date                     Shares
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
Stock Option - Rt. to Buy  $4.670    5/11/98      D                    15,000  (1)             Common Stock     15,000
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Stock Option - Rt. to Buy  $0.375    5/11/98      A            15,000          (1)     1/19/05 Common Stock     15,000
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Stock Option - Rt. to Buy  $2.00     5/11/98      D                     5,000  (1)             Common Stock      5,000
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Stock Option - Rt. to Buy  $0.375    5/11/98      A             5,000          (1)     1/19/05 Common Stock      5,000
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Stock Option - Rt. to Buy  $2.3125   5/11/98      D                    15,000  (1)             Common Stock     15,000
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Stock Option - Rt. to Buy  $0.375    5/11/98      A            15,000          (1)     7/29/06 Common Stock     15,000
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Stock Option - Rt. to Buy  $2.00     5/11/98      D                     5,000  (1)             Common Stock      5,000
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Stock Option - Rt. to Buy  $0.375    5/11/98      A             5,000          (1)     7/29/06 Common Stock       5,000
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Stock Option - Rt. to Buy  $1.125    5/11/98      D                    20,000  (2)             Common Stock      20,000
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Stock Option - Rt. to Buy  $0.375    5/11/98      A            20,000          (2)             Common Stock      20,000
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Stock Option - Rt. to Buy  $0.375    5/11/98      A           150,000          (2)     5/11/08 Common Stock     150,000
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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
Stock Option - Rt. to Buy          -0-
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Stock Option - Rt. to Buy         15,000                     D
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Stock Option - Rt. to Buy          -0-
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Stock Option - Rt. to Buy          5,000                     D
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Stock Option - Rt. to Buy          -0-
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Stock Option - Rt. to Buy         15,000                     D
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Stock Option - Rt. to Buy          -0-
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Stock Option - Rt. to Buy          5,000                     D
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Stock Option - Rt. to Buy          -0-
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Stock Option - Rt. to Buy          -0-
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Stock Option - Rt. to Buy        150,000                     D
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Explanation of Responses:

(1) These options vest in the following portions: 1/16 of the options every 3 months for the first year following the original grant date and 1/4 of the options remaining on the anniversary date of the original grant for the next succeeding 3 years.

(2) These options are fully vested on the date of grant.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ David Sincox                6-9-98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.
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